Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Announces the Closing of Hudson Global’s U.S. IT Staffing Acquisition:

PITTSBURGH, PA – June 16, 2015 - Mastech Holdings, Inc. (NYSE MKT: MHH), a national provider of Information Technology staffing services, announced today the completion of its previously announced agreement to acquire Hudson Global’s U.S. IT staffing business. The planned acquisition was announced on May 11, 2015, subject to customary closing conditions.

As previously disclosed, the financial terms of the acquisition included a $17 million cash purchase price paid at closing, with the seller retaining working capital. The cash purchase price was paid with a combination of cash balances on hand and borrowings under the Company’s existing credit facility. Mastech expects the transaction to be immediately accretive to earnings.

Commenting on the acquisition, Kevin Horner, Mastech’s Chief Executive Officer, stated, “After several months of working towards a successful closing with the Hudson IT team , I am more excited than ever about the long-term potential of our combined company. Given Hudson’s impressive stable of direct retail clients and talented sales and recruitment team, I’m confident that this transaction will prove to be a rewarding experience for our shareholders, our collective clients and our employees as well.”

Raptor Partners LLC acted as Company’s financial advisor on the transaction and Pepper Hamilton LLP acted as its legal advisor.

About Mastech Holdings, Inc.:

Leveraging the power of 29 years of IT experience, Mastech (NYSE MKT: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to (i) projections of revenues, earnings, and cash flow, and (ii) the expected benefits to Mastech from completing the acquisition and the expected performance of Mastech following the acquisition. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2014.

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For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497